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                                                                        EX99.A5I
MINNESOTA MUTUAL                                          CERTIFICATE SUPPLEMENT
                                    (ACCIDENTAL DEATH AND DISMEMBERMENT BENEFIT)

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The Minnesota Mutual Life Insurance Company . 400 Robert Street North . St.
Paul, Minnesota 55101-2098
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GENERAL INFORMATION
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This supplement is issued in consideration for your application for accidental death and dismemberment coverage and for the payment of the additional monthly charge. The provisions summarized in this supplement are subject to every term, condition, exclusion, limitation and provision of the group policy as amended, unless otherwise expressly provided for herein.

WHAT DOES THIS SUPPLEMENT PROVIDE?

This supplement provides an accidental death and dismemberment benefit which is subject to all of the provisions of the group policy and this supplement.

"You" as used in this supplement, means the insured person named on the specifications page attached to your certificate who applied for accidental death and dismemberment insurance.

ACCIDENTAL DEATH AND DISMEMBERMENT BENEFIT
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WHEN WILL THE ACCIDENTAL DEATH AND DISMEMBERMENT BENEFIT BE PAYABLE?

We will pay the accidental death and dismemberment benefit upon receipt of written proof satisfactory to us that you died or suffered dismemberment as a result of an accidental injury. All payments by us are payable at our home office. Proof of any claim under this supplement must be submitted in writing to our home office.

The proceeds will be paid in a single sum. We will pay interest on the proceeds from the date of your death or dismemberment until the date of payment. Interest will be at an annual rate determined by us.

WHAT DOES DEATH OR DISMEMBERMENT BY ACCIDENTAL INJURY MEAN?

Death or dismemberment by accidental injury as used in this supplement means that your death or dismemberment results, directly and independently of all other causes, from an accidental drowning or from an accidental injury which was unintended, unexpected, and unforeseen. The injury must occur while your coverage under this supplement is in force. Your death or dismemberment must occur within 180 days after the date of the injury. In no event will we pay the accidental death or dismemberment benefit where your death or dismemberment results from or is caused, directly or indirectly, by any of the following:

 (1) suicide whether sane or insane;

 (2) your commission of a felony;



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 (3)  bodily or mental infirmity, illness or disease;

 (4) drugs, poisons, gases or fumes, voluntarily taken, administered, absorbed, inhaled, ingested or injected, unless administered on the advice of a physician;

 (5) bacterial infection, other than infection occurring simultaneously with, and as a result of, the accidental injury;

 (6) travel or flight in or on, or descent from or with, any kind of military aircraft;

 (7)  war or any act of war whether declared or undeclared.

WHAT IS THE AMOUNT OF THE ACCIDENTAL DEATH AND DISMEMBERMENT BENEFIT?

The amount of your benefit is as listed below.

Life....................................................Face Amount of Insurance
Both Hands or Both Feet or Sight of Both Eyes...........Face Amount of Insurance
One Hand and One Foot...................................Face Amount of Insurance
One Foot and Sight of One Eye...........................Face Amount of Insurance
One Hand and Sight of One Eye...........................Face Amount of Insurance
Sight of One Eye............................One-half of Face Amount of Insurance
One Hand or One Foot........................One-half of Face amount of Insurance

Your Face Amount of Insurance is shown on the specifications page attached to your certificate. Loss of hands or feet means complete severance at or above the wrists or ankle joints. Loss of sight means the entire and irrecoverable loss of sight. Your dismemberment must result from a single accident. Benefits are not cumulative over successive accidents.

TO WHOM WILL WE PAY THE PROCEEDS?

We will pay death proceeds to the beneficiary or beneficiaries who are named in your application unless you subsequently change the beneficiary. In that event, we will pay death proceeds to the beneficiary named in your last change of beneficiary request. Proceeds for other losses shall be paid to you.

ADDITIONAL INFORMATION
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WHEN DOES INSURANCE UNDER THIS SUPPLEMENT BECOME EFFECTIVE? Insurance under this supplement becomes effective when your completed application for accidental death and dismemberment coverage is approved by us and the first premium is paid; however, in no event will insurance provided by this supplement be effective before your certificate effective date as shown on the specifications page attached to your certificate.

WHAT IS THE MONTHLY COST TO YOU FOR INSURANCE UNDER THIS SUPPLEMENT?


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The monthly cost to you for insurance under this supplement is shown on the specifications page attached to your certificate.

WHEN WILL YOUR ACCOUNT BE CHARGED?

On the first day of each certificate month, the monthly cost for insurance under this supplement will be charged to your account.

WHEN DOES INSURANCE UNDER THIS SUPPLEMENT TERMINATE?

Insurance under this supplement will automatically end on the earliest of the following dates:

 (1)  when any premium remains unpaid after the end of the grace period; or

 (2)  when the group policy is surrendered, matures or ends; or

 (3) on the last day for which premiums have been paid following your notice of termination of coverage provided by this supplement; or

 (4)  on your 70th birthday; or

 (5)  when we pay a claim to you under this rider.

WHEN IS THE BENEFIT UNDER THIS SUPPLEMENT INCONTESTABLE?

Coverage provided by this supplement is subject to the incontestability provision of the group policy.

WILL ACCOUNT VALUES ACCUMULATE UNDER THIS SUPPLEMENT?

No. Your insurance under this supplement will not accumulate account values.


     /s/ Dennis E. Prohofsky              /s/ Robert L. Senkler
            Secretary                            President


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